Exhibit 4.6

FIRST AMENDMENT TO

SUBSCRIPTION ESCROW AGREEMENT

THIS FIRST AMENDMENT TO SUBSCRIPTION ESCROW AGREEMENT (this “Amendment”), effective as of October 20, 2011, is entered into by and between FundCore Institutional Income Trust, Inc. (the “Company”) and Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”).

WHEREAS, the Company and Escrow Agent entered into that certain Subscription Escrow Agreement dated as of October 20, 2010 (the “Escrow Agreement”), pursuant to which the Company established an escrow account (the “Escrow Account”) with the Escrow Agent in which funds received from investors under the Company’s public offering would be deposited with the Escrow Agent, to be held for the benefit of such investors and the Company until such time as subscriptions for a certain minimum amount of the securities offered have been deposited into the Escrow Account in accordance with the terms of the Escrow Agreement and the Company authorizes the release of funds from the Escrow Account; and

WHEREAS, the Company and the Escrow Agent desire to amend, in accordance with Section 15 of the Escrow Agreement, the definition of “Termination Date” set forth in Section 4 of the Escrow Agreement, as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Scope of Amendment; Defined Terms; Incorporation of Recitals. Except as expressly provided in this Amendment, the Escrow Agreement shall remain in full force and effect in all respects, and the term “Escrow Agreement” shall mean the Escrow Agreement as modified by this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Escrow Agreement. The preamble and recitals set forth above are hereby incorporated into this Amendment by this reference in their entirety.

2. Amendment. The definition of “Termination Date” set forth in the first sentence of Section 4 of the Escrow Agreement is hereby amended and restated in its entirety to read as follows:

The “Termination Date” shall be the earlier of (i) 1:00 p.m. MT on October 22, 2012; (ii) such time as the Company has raised the Minimum Amount or more and all Investor Funds and the earnings thereon have been released pursuant to Section 3(b) and 3(d) above, respectively; (iii) the date the Escrow Agent receives written notice from the Company that the Company is abandoning the Offering;

(iv) the date the Escrow Agent receives notice from the Securities and Exchange Commission or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering; or (v) the date the Escrow Agent institutes an interpleader or similar action.

3. Ratification. As amended hereby, the Escrow Agreement is hereby ratified and shall remain in full force and effect.

4. Entire Agreement. This Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this Amendment and shall supersede all prior written and oral agreements concerning this subject matter.

5. Governing Law. This Amendment shall be governed by the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

6. Section Headings. The section headings in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

7. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

8. No Third-Party Beneficiaries. This Amendment is for the sole benefit of the Company and the Escrow Agent and their permitted successors and assigns and nothing herein, express or implied, shall give or be construed to give to any person, other than the Escrow Agent or the Company and such permitted successors and assigns, any legal or equitable rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed the day and year first set forth above.

FundCore Institutional Income Trust Inc.

By:	/s/ Jay Taragin
Its:	CFO and COO

Wells Fargo Bank, N.A., as Escrow Agent

By:	/s/ Gregory S. Rosenblum
Its:	VP, Corporate, Municipal & Escrow Solutions